Exhibit 99.1

Blockchain Moon Acquisition Corp.
Announces Pricing of $100 Million Initial Public Offering

The Units will be listed on The Nasdaq Global Market and trade under the ticker symbol “BMAQU”

NEW YORK, NY – October 18, 2021 –

Blockchain Moon Acquisition Corp. (“Blockchain”) announced today the pricing of its initial public offering of 10,000,000 units at a price of $10.00 per unit.  The units will be listed on The Nasdaq Global Market (“NASDAQ”) and trade under the ticker symbol “BMAQU” beginning on October 19, 2021. Each unit consists of one share of common stock, one redeemable warrant to purchase one-half share of common stock at a price of $11.50 per whole share and one right to receive one-tenth (1/10) of a share of common stock upon completion of the initial business combination.  After the securities comprising the units begin separate trading, the shares of common stock, rights and warrants are expected to be listed on NASDAQ under the symbols “BMAQ”, “BMAQR and “BMAQW,” respectively.  The offering is expected to close on October 21, 2021.

Chardan Capital Markets LLC is acting as sole book-running manager of the offering.  Blockchain has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 18, 2021.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus.  When available, copies of the prospectus relating to this offering may be obtained by contacting Chardan at 17 State Street, 21st Floor, New York, New York 10004, or by calling (646) 465-9001.  Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

About Blockchain Moon Acquisition Corp.

Blockchain Moon is a blank check company formed for the purpose of effecting a business combination with one or more businesses.  Although there is no restriction or limitation on what industry or geographic region its target operates in, Blockchain intends to pursue prospective targets that are high growth businesses in blockchain technologies in North America, Europe and Asia.  The proceeds of the offering will be used to fund such business combination. The Blockchain Moon Acquisition Corp team consists of blockchain industry investors and executives including Enzo Villani, Chairman and CEO, Wes Levitt, Chief Financial Officer and board members John Jacobs, Michael Terpin, James Haft and David Shafrir.

Cautionary Note Concerning Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts.  Such forward-looking statements, including the successful consummation of Blockchain’s initial public offering and search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.  Blockchain expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Blockchain’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Blockchain Moon Contact:

Enzo A. Villani

evillani@bmac.group